Exhibit 10.3
Execution Version
SERVICES AGREEMENT
     This Services Agreement (this “Agreement”) is entered into June 22, 2010, by and between Oasis Petroleum Inc., a Delaware corporation (“OAS”), and Oasis Petroleum Management LLC, a Delaware limited liability company (“Oasis Management”).
WITNESSETH:
     WHEREAS, OAS is an independent oil and gas exploration and production company;
     WHEREAS, Oasis Management is owned by, among others, certain members of the management of OAS;
     WHEREAS, OAS performs certain administrative, technical and ministerial services in connection with the operation of its business which it has offered to provide, from time to time, to Oasis Management;
     WHEREAS, greater efficiency and reduced costs result from the economies of scale associated with the provision of such services by OAS for itself and certain of its associated companies, including Oasis Management;
     WHEREAS, OAS desires to make such services, as well as certain management and professional services (hereinafter referred to collectively as “Staff Services”) available to Oasis Management, and Oasis Management desires to avail itself of such Staff Services;
     WHEREAS, OAS and Oasis Management intend to retain absolute control over the management of their respective business affairs, including but not limited to all matters relating to their respective governance, asset management, operations, and the establishment of policies and practices; and
     WHEREAS, in light of the foregoing, OAS and Oasis Management desire to memorialize their agreements with respect to the foregoing as of the date hereof and to formulate agreements for future operations.
     NOW, THEREFORE, the parties hereto agree as follows:
SECTION 1
SERVICES PROVIDED BY OAS
     OAS shall provide or cause to be provided to Oasis Management, as requested by Oasis Management, the following Staff Services in connection with the operation of Oasis Management, all of which shall be under the control and for the benefit of Oasis Management:
     Section 1.1 Information Technology Services. OAS’s Information Technology Department shall, as the parties may from time to time agree, assist Oasis Management in establishing, maintaining and developing information technology and telecommunications technology, including software systems, hardware and services, that Oasis Management may utilize for its operations.

     Section 1.2 Accounting Services. OAS’s Accounting Department shall, as the parties may from time to time agree, assist Oasis Management’s Accounting Department and provide general and specific accounting services including services in relation to financial reporting.
     Section 1.3 Investment and Treasury Services. OAS’s Investment Department shall, as the parties may from time to time agree, assist Oasis Management with respect to the investment of cash and other financial assets of Oasis Management. In addition, OAS’s Treasury Department shall, as the parties may from time to time agree, assist Oasis Management with respect to the establishment and maintenance of bank accounts and banking relationships, the collection, holding and disbursement of cash receipts of Oasis Management as well as the clearing or other back office functions related to any securities trading or investment activity undertaken by or for the benefit of Oasis Management, all of which shall ultimately be under the control and for the benefit of Oasis Management.
     Section 1.4 Tax Preparation. OAS shall, as the parties may from time to time agree, advise and assist Oasis Management in preparing and filing federal, state and other tax returns, handling discussions and proceedings with tax authorities, and planning with respect to tax liabilities.
     Section 1.5 Insurance. OAS’s Risk Management Department shall, as the parties may, from time to time, agree, assist Oasis Management with Risk Management and Insurance programs including, but not limited to, obtaining and maintaining insurance and related products and services and administering claims thereunder.
     Section 1.6 Internal Audit. OAS’s Internal Audit Department shall, as the parties may from time to time agree, provide internal audit services to Oasis Management.
     Section 1.7 Legal. OAS’s Law Department shall, as the parties may from time to time agree, assist Oasis Management’s Legal Department and provide general and specific legal services
     Section 1.8 Strategy and Corporate Development. OAS’s Corporate Development Department and other OAS senior executives shall, as the parties may from time to time agree, provide assistance to Oasis Management relating to corporate strategy, acquisitions and financing opportunities, and such other similar services as the parties may agree upon.
     Section 1.9 Miscellaneous. OAS shall provide such other miscellaneous Staff Services to Oasis Management as the parties may from time to time agree.
SECTION 2
RELATIONSHIP OF THE PARTIES
     Section 2.1 Each party acknowledges that the services provided hereunder by OAS are intended to be administrative, consultative, technical or ministerial and not to set policy for Oasis Management. Each party shall continue to set corporate policy independently through its own Board of Directors or other governing body.
     Section 2.2 In all activities under this Agreement, each party shall be an independent contractor, except as may be otherwise specifically provided in writing and authorized by the appropriate Board of Directors. Nothing in this Agreement shall be deemed to (i) make either party or any employee of such party the agent, employee, joint venturer or partner of the other party, or (ii) create in either party the right or authority to incur any obligation on behalf of the other party or to bind such other party in any way whatsoever except as may be expressly provided for in this Agreement.
     Section 2.3 Neither party shall have any liability for any act or omission in connection with this Agreement other than repeating a service for the purpose of correcting an act or omission where reasonable and appropriate under the circumstances. Neither party shall be liable to the other party in respect of any act or omission in connection with this Agreement for loss of profits, good will or any other general, direct, special or consequential damages of any kind. Except as expressly set forth in this Section 2, the parties make no representations or warranties with respect to the services to be provided under this Agreement.
     Section 2.4 Oasis Management hereby agrees to defend, indemnify and hold OAS and its affiliates (other than Oasis Management and its subsidiaries), and their respective officers, directors, employees and agents harmless from and against any and all loss, claim, damage, liability, cost or expense, including reasonable attorneys’ fees, incurred by OAS or any such affiliates based upon a claim by or liability to a third party arising out of the Staff Services to be provided by OAS hereunder, unless due to the gross negligence or willful misconduct of OAS or its affiliates.
SECTION 3
FEES, COSTS AND EXPENSES
     Oasis Management shall pay to OAS (i) a monthly fee of four thousand dollars ($4,000.00) which represents a reasonable estimate of the costs and expenses incurred by OAS hereunder (such as general corporate expenses and overhead and costs of OAS employees providing services to Oasis Management hereunder) plus (ii) the actual costs of any third party consultants engaged by OAS to provide services to Oasis Management hereunder. Oasis Management and OAS shall periodically review the fees paid hereunder and adjust such fees as may be mutually agreed.
SECTION 4
TERM
     This Agreement may be terminated by either party at any time on not less than sixty (60) days’ prior written notice to the other party.
SECTION 5
NOTICES
     All notices, consents and other communications hereunder shall be in writing and shall be deemed given hereunder when sent by certified mail, return receipt requested, or delivered by hand to a party at the following addresses, or at any other address as any party may from time to time specify by notice to the other:

If to OAS:	Oasis Petroleum Inc.
First City Tower
1001 Fannin, Suite 202
Houston, Texas 77002
Attention: Compliance Officer

If to Oasis Management:	Oasis Petroleum Management LLC
First City Tower
1001 Fannin, Suite 202
Houston, Texas 77002
Attention: Thomas B. Nusz
SECTION 6
MISCELLANEOUS
     This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas. The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof. No party may assign any of its rights or obligations under this Agreement without the express written consent of the other. This Agreement constitutes the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto.
[signature page follows]

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

OASIS PETROLEUM INC.
By:	/s/ Thomas B. Nusz
	Name:	Thomas B. Nusz
	Title:	President and Chief Executive Officer

OASIS PETROLEUM MANAGEMENT LLC
By:	/s/ Thomas B. Nusz
	Name:	Thomas B. Nusz
	Title:	President and Chief Executive Officer